Exhibit 2






A.S.  Henshaw
File:  196130


June  12,  2003


Poker.com,  Inc.
630  -  1188  West  Georgia  Street
Vancouver,  BC
V6E  4A2

Dear  Sirs:

We consent to the incorporation by reference in Form S-8 of Poker.com, Inc. of our report dated March 19, 2003, except as to notes 2(e), 3 and 7 which are as of May 12, 2003 relating to the consolidated balance sheets of Poker.com, Inc. as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2002, 2001 and 2000, which report is included in the Annual Report on Form
10-KSB  for  the  year  ended  December  31.

Yours  very  truly,

/s/  Pannell  Kerr  Forster

Pannell  Kerr  Forster
Chartered  Accountants


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